NEWS (For Immediate Release)

Investor Relations Contact:
Ms. Dilek Mir
Managing Director
MCC Financial Services
Telephone (310) 453-4667 ext. 235

Trinity Learning Corporation Publishes Updated Corporate Profile


Berkeley, California   October 11, 2005    Trinity Learning Corporation
(OTCBB: TTYL), a global learning company, announced today that it has published an updated Corporate Profile which details the Company's current operations. The Profile provides information on Trinity's business strategy, as well as its expanded asset base and revenues following the integration of assets from its acquisition of PRIMEDIA Workplace Learning.

A full copy of the Profile can be viewed on the Company's website at: www.trinitylearning.com .

About Trinity Learning Corporation

Trinity Learning Corporation (OTCBB:TTYL) is a global learning company that is aggressively executing an acquisition-based growth strategy in the $2 trillion global education and training market. The Company currently provides workplace learning and certification services to approximately 7,000 clients including governmental organizations and Fortune 1000 companies. With approximately 300 employees and a 205,000 sq. foot state-of-the-art content production and distribution facility, Trinity Learning produces and delivers education and training content to organizations in growing vertical markets such as healthcare, homeland security, and industrial services. Trinity Learning is focused on the growing and highly fragmented workplace certification sector and by leveraging its size and expertise to new industry segments and geographic markets through additional acquisitions, internal growth, and strategic alliances. Trinity Learning is seeking to become an industry leader and one of the first global learning brands over the next five years.

For more information, visit www.trinitylearning.com and www.trinityworkplacelearning.com.

Investor relations email: investors@trinitylearning.com


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Trinity Learning_PROFILE
October 11, 2005
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FORWARD LOOKING STATEMENTS   DISCLAIMER - RISKS

This press release contains forward-looking statements, including statements about the expected growth and development of Trinity Learning's business. Statements herein which are not statements of historical fact are forward- looking statements within the meaning of the Safe Harbor Provision
of the Private Securities Litigation Reform Act of 1995.   Such statements
are based on the current expectations and beliefs of the management of Trinity Learning Corporation and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements including, without limitation, the ability of the company to sustain customer interest in its core products. For a more detailed discussion of risk factors that affect our operating results, please refer to our SEC reports including our most recent reports on Form 10-KSB and Form 10-QSB.

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